Exhibit 5.1

[LETTERHEAD OF DECHERT LLP]

June 24, 2011

Griffon Corporation
712 Fifth Avenue, 18th Floor
New York, New York 10019

Guarantors listed on Schedule A
c/o Griffon Corporation
712 Fifth Avenue, 18th Floor
New York, New York 10019

          Re:     Form S-4 Registration Statement

Gentlemen and Ladies:

          We have acted as special counsel to Griffon Corporation, a Delaware corporation (the “Company”), and the guarantors listed on Schedule A hereto (the “Guarantors”) in connection with the Company’s offer (the “Exchange Offer”) to exchange its new 7.125% Senior Notes due 2018 (the “New Notes”) guaranteed by the Guarantors (the “New Guarantees” and, together with the New Notes, the “New Securities”) for any and all of its outstanding 7.125% Senior Notes due 2018 (the “Old Notes”) guaranteed by the Guarantors (the “Old Guarantees” and, together with the Old Notes, the “Old Securities”), pursuant a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission on the date hereof. The New Notes and the New Guarantees are to be issued pursuant to the terms of that certain Indenture (the “Indenture”) among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

          We have participated in the preparation of the Registration Statement and have made such legal and factual examination and inquiry as we have deemed advisable for the rendering of this opinion. In making our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to all authentic original documents of all documents submitted to us as copies.

          We have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legal, valid and binding agreement of the Trustee, (ii) the Registration Statement has been declared effective, and (iii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended.

          Based upon the foregoing and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the New Securities, assuming due execution, authentication and delivery, when exchanged for the Old Securities in accordance with the Indenture and the Exchange Offer, will constitute valid and binding obligations of the Company and the Guarantors, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

          We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware, including statutory provisions and reported judicial decisions interpreting such laws.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein under the caption “Legal Matters.” In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Dechert LLP

Schedule A

Guarantors

Clopay Building Products Company, Inc.

Clopay Plastic Products Company, Inc.

Telephonics Corporation

Ames True Temper, Inc.